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EXHIBIT 99.1


REPORT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS


To the Shareholders and Board of Directors of Vail Resorts, Inc.:

We have audited the accompanying consolidated balance sheets of VAIL RESORTS, INC. (a Delaware corporation) and subsidiaries as of July 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vail Resorts, Inc. and subsidiaries as of July 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2001 in conformity with accounting principles generally accepted in the United States.


/s/  Arthur  Andersen  LLP
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ARTHUR  ANDERSEN  LLP


Denver,  Colorado
September 7, 2001